UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/12/2006

LIGHTPATH TECHNOLOGIES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-27548

DE	86-0708398
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2603 Challenger Tech Ct. , Suite 100, Orlando, FL 32826
(Address of principal executive offices, including zip code)

407-382-4003
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

(a) On January 11, 2006, LightPath Technologies, Inc. ("LightPath") and Regenmacher Holdings, Ltd. ("Regenmacher") executed a four-year secured loan agreement. The secured loan facility, which carries an interest rate of 1% above the prime rate, provides for borrowings of up to a maximum Borrowing Base of $500,000 to be secured by the acquired and other muttualy agreed assets.

LightPath may draw up to $500,000 during the first twelve months following the execution of the agreement. Upon the commencement of the thirteenth month the Loan will convert into a term loan and be amortized over a thirty-six (36) month period. Payments will be made in thirty-six (36) equal monthly installments.

(b) LightPath Technologies, Inc. ("LightPath") and BALL Aerospace & Technologies Corp. ("BALL") on October 24, 2005 entered into an Assured Supply Agreement for the supply of fiber delivery systems.

Under the agreement, for a term of three years, LightPath has agreed to sell such goods from time to time in accordance with the provisions of requests for proposal to be issued by BALL. Payment terms will be set forth from time to time in such requests for proposal.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTPATH TECHNOLOGIES INC

Date: January 12, 2006	By:	/s/ Robert Burrows
Robert Burrows
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	LightPath closes deal for Equipment Financing
EX-99.2	LightPath Technologies Signs 3 Year Assured Supply Agreement